EXHIBIT F

[Samil PricewaterhouseCoopers Letterhead]

To the Board of Directors

The Korea Development Bank

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus, constituting a part of the Registration Statement or amendment thereto to be filed with the United States Securities and Exchange Commission under Schedule B of the United States Securities Act of 1933, as amended, of our report dated March 27, 2008 as set forth under the heading “The Korea Development Bank—Financial Statements and the Auditors.” We also consent to the reference to us under the heading “Expert” in such Registration Statement or amendment.

/s/ Samil PricewaterhouseCoopers
Samil PricewaterhouseCoopers

Seoul, Korea

April 24, 2008